Exhibit 10.37
BAKER HUGHES INCORPORATED
RESTRICTED STOCK AWARD AGREEMENT
AWARD OF RESTRICTED STOCK
     The Compensation Committee (the “Committee”) of the Board of Directors of Baker Hughes Incorporated, a Delaware corporation (the “Company”), pursuant to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “Plan”), hereby awards to you, effective as of the Grant Date set forth above (the “Grant Date”), that number of shares (the “Shares”) of the Company’s Common Stock, $1.00 par value per share (the “Common Stock”), set forth above as Restricted Stock on the following terms and conditions:
     During the Restricted Period, the Shares of Restricted Stock will be evidenced by entries in the stock register of the Company reflecting that such Shares of Restricted Stock have been issued in your name. For purposes of this Agreement, the term “Restricted Period” means the period designated by the Committee during which the Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered.
     The Shares that are awarded hereby to you as Restricted Stock shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such Shares and the obligation to forfeit and surrender such Shares to the Company (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall lapse as to the Shares that are awarded hereby in accordance with the following schedule provided that your employment with the Company and its Affiliates has not terminated prior to the applicable lapse date:
(a)	on the first anniversary of the Grant Date, the Forfeiture Restrictions shall lapse as to one-third of the Shares subject to this Agreement; and

(b)	on each succeeding anniversary of the Grant Date, the Forfeiture Restrictions shall lapse as to an additional one-third of the Shares subject to this Agreement, so that on the third anniversary of the Grant Date the Forfeiture Restrictions shall lapse as to all of the Shares subject to this Agreement.
If a Change in Control of the Company occurs or your employment with the Company and all Affiliates terminates before the third anniversary of the Grant Date, your rights to the Shares of Restricted Stock under this Agreement will be determined as provided in the Terms and Conditions of Restricted Stock Award Agreements (dated January 19, 2010) (the “Terms and Conditions”).
     The Shares of Restricted Stock awarded hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution) to the extent then subject to the Forfeiture Restrictions. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company Group shall not be bound thereby. Further, the Shares awarded hereby that are no longer subject to

Forfeiture Restrictions may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of the Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.
     Upon the lapse of the Forfeiture Restrictions with respect to Shares awarded hereby the Company shall cause to be delivered to you a stock certificate representing such Shares, and such Shares shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).
     The Shares that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8. A Prospectus describing the Plan and the Shares and the Terms and Conditions can be found on the Baker Hughes Direct website at www.bakerhughesdirect.com. You may obtain a copy of the Plan Prospectus by requesting it from the Company.
     Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan or the Terms and Conditions.
     In accepting the award of Shares of Restricted Stock set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan, this Agreement and the Terms and Conditions.

BAKER HUGHES INCORPORATED

Chad C. Deaton — Chairman, President & CEO

BAKER HUGHES INCORPORATED
TERMS AND CONDITIONS
OF
RESTRICTED STOCK AWARD AGREEMENTS
(January 19, 2010)
     These Terms and Conditions are applicable to a restricted stock award granted pursuant to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “Plan”) and are incorporated as part of the Restricted Stock Award Agreement setting forth the terms of such restricted stock award (the “Agreement”).
1.	TERMINATION OF EMPLOYMENT/CHANGE IN CONTROL. The following provisions will apply in the event your employment with the Company and all Affiliates (collectively, the “Company Group”) terminates, or a Change in Control of the Company occurs, before the third anniversary of the Grant Date (the “Third Anniversary Date”) under the Restricted Stock Award Agreement awarded to you (the “Agreement”):
1.1 Termination Generally. If your employment with the Company Group terminates on or before the Third Anniversary Date for any reason other than one of the reasons described in Sections 1.2 through 1.5 below, the Forfeiture Restrictions then applicable to the Shares of Restricted Stock shall not lapse and the number of Shares of Restricted Stock then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date your employment terminates.
1.2 Potential or Actual Change in Control.
(i) Termination Without Cause or for Good Reason in Connection With a Potential Change in Control Before the Third Anniversary Date. If (a) the Company Group terminates your employment without Cause on or before the Third Anniversary Date prior to a Change in Control of the Company (whether or not a Change in Control ever occurs) and such termination is at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company or is otherwise in connection with or in anticipation of a Change in Control of the Company (whether or not a Change in Control ever occurs) or (b) you terminate your employment with the Company Group for Good Reason on or before the Third Anniversary Date prior to a Change in Control of the Company (whether or not a Change in Control ever occurs), and such termination or the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company or is otherwise in connection with or in anticipation of a Change in Control of the Company (whether or not a Change in Control ever occurs), then all remaining Forfeiture Restrictions shall immediately lapse on the date of the termination of your employment relationship.

(ii) Employment Not Terminated Before a Change in Control on or Before the Third Anniversary Date. If a Change in Control of the Company occurs on or before the Third Anniversary Date and your employment with the Company Group does not terminate before the date the Change in Control of the Company occurs, then all remaining Forfeiture Restrictions shall immediately lapse on the date the Change in Control of the Company occurs.
1.3 Divestiture of Business Unit. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if the Company Group divests its ownership of a business unit of the Company or one or more Affiliates (a “Unit”) and your employment with the Company Group terminates in connection with such divestiture (other than for Cause or death or due to your becoming permanently disabled within the meaning of Section 1.4), the Forfeiture Restrictions shall immediately lapse as to that number of Shares of Restricted Stock that are then subject to Forfeiture Restrictions on the date of the termination of your employment relationship with the Company Group equal to:
(1) multiplied by (2) divided by (3)
where (1) is the number of Shares of Restricted Stock that are then subject to Forfeiture Restrictions on the date of the termination of your employment relationship with the Company Group, (2) is the number of days during the period commencing on the Grant Date and ending on the date your employment relationship with the Company Group and all of its Affiliates is terminated, and (3) is the number of days during the period commencing on the Grant Date and ending on the Third Anniversary Date. The Forfeiture Restrictions then applicable to all the remaining Shares of the Restricted Stock after the application of the previous provisions of this Section 1.3 shall not lapse and such Shares of Restricted Stock shall be immediately forfeited to the Company. A “Divestiture” includes the disposition of a Unit to an entity that the Company does not consolidate in its financial statements, whether the disposition is structured as a sale or transfer of stock (or other ownership interest), a merger, a consolidation or a sale or transfer of assets, or a combination thereof, provided that a “Divestiture” shall not include a disposition that constitutes a Change in Control.
1.4 Disability. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you become permanently disabled before the Third Anniversary Date and while in the active employ of one or more members of the Company Group, all remaining Forfeiture Restrictions shall immediately lapse on the date of the termination of your employment due to your becoming permanently disabled. For purposes of this Section 1.4, you will be “permanently disabled” if you qualify for long-term disability benefits under a long-term disability program sponsored by the Company.
1.5 Death. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you die before the Third Anniversary Date and while in the active employ of one or more members of the Company Group, all remaining Forfeiture Restrictions shall immediately lapse on the date of the termination of your employment due to death.

2.	PROHIBITED ACTIVITY. Notwithstanding any other provision of these Terms and Conditions or the Agreement, if you engage in a “Prohibited Activity,” as described below, while employed by one or more members of the Company Group or within two years after the date your employment with the Company Group terminates, then your right to receive the Shares, to the extent still outstanding at that time, shall be completely forfeited. A “Prohibited Activity” shall be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if you divulge any non-public, confidential or proprietary information of the Company or of its past, present or future affiliates (collectively, the “Baker Hughes Group”), but excluding information that (a) becomes generally available to the public other than as a result of your public use, disclosure, or fault, or (b) becomes available to you on a non-confidential basis after your employment termination date from a source other than a member of the Baker Hughes Group prior to the public use or disclosure by you, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.
3.	TAX WITHHOLDING. To the extent that the receipt of the Shares of Restricted Stock or the lapse of any Forfeiture Restrictions results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company has a withholding obligation, you shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from the Shares awarded hereby or from any cash or stock remuneration or other payment then or thereafter payable to you any tax required to be withheld by reason of such taxable income, wages or compensation including (without limitation) Shares of the Restricted Stock sufficient to satisfy the withholding obligation based on the last per share sales price of the Common Stock for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.
4.	NONTRANSFERABILITY. The Agreement is not transferable by you otherwise than by will or by the laws of descent and distribution.
5.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Shares of Restricted Stock shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.	RIGHTS REGARDING DISTRIBUTIONS MADE BY THE COMPANY DURING THE RESTRICTED PERIOD. During the Restricted Period, (a) any securities of the Company distributed by the Company in respect of the Shares of Restricted Stock will be evidenced by entries in the appropriate securities register of the Company reflecting that such securities of the Company, if any, have been issued in your name (the “Retained Company Securities”) and (b) any securities of any company other than the Company or any other property (other than regular cash dividends) distributed by the Company in respect of the Shares of Restricted Stock will be evidenced in your name by such certificates or in such other manner as the Company determines (the “Retained Other Securities and Property”) and shall bear a restrictive legend to the effect that ownership of such Retained Other Securities and Property and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan, the Agreement and these Terms and Conditions. The Retained Company Securities and the Retained Other Securities and Property (collectively, the “Retained Distributions”) shall be subject to the same restrictions, terms and conditions as are applicable to the Shares of Restricted Stock.
7.	RIGHTS WITH RESPECT TO SHARES OF RESTRICTED STOCK AND RETAINED DISTRIBUTIONS DURING RESTRICTED PERIOD. You shall have the right to vote the Shares of Restricted Stock awarded to you and to receive and retain all regular cash dividends (which will be paid currently and in no case later than the end of the calendar year in which the dividends are paid to the holders of the Common Stock or, if later, the 15th day of the third month following the date the dividends are paid to the holders of the Common Stock), and to exercise all other rights, powers and privileges of a holder of the Common Stock, with respect to such Shares of Restricted Stock, with the exception that (a) you shall not be entitled to delivery of a stock certificate or certificates representing such Shares of Restricted Stock until the Forfeiture Restrictions applicable thereto shall have lapsed, (b) the Company shall retain custody of all Retained Distributions made or declared with respect to the Shares of Restricted Stock until such time, if ever, as the Forfeiture Restrictions applicable to the Shares of Restricted Stock with respect to which such Retained Distributions shall have been made, paid, or declared shall have lapsed, and such Retained Distributions shall not bear interest or be segregated in separate accounts and (c) you may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Shares of Restricted Stock or any Retained Distributions during the Restricted Period. During the Restricted Period, the Company may, in its sole discretion, issue certificates for some or all of the Shares of Restricted Stock, in which case all such certificates shall be delivered to the Corporate Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Shares of Restricted Stock occurs or the Forfeiture Restrictions lapse. When requested by the Company, you shall execute such stock powers or other instruments of assignment as the Company requests relating to transfer to the Company of all or any portion of such Shares of Restricted Stock and any Retained Distributions that are forfeited in accordance with the Plan, the Agreement and these Terms and Conditions.

8.	EMPLOYMENT RELATIONSHIP. For purposes of the Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

9.	SECTION 83(B) ELECTION. You shall not exercise the election permitted under Section 83(b) of the Code with respect to the Shares of Restricted Stock without the written approval of the Chief Financial Officer of the Company.

10.	NOT AN EMPLOYMENT AGREEMENT. The Agreement is not an employment agreement, and no provision of the Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.

11.	SECURITIES ACT LEGEND. If you are an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with such Act and all applicable rules thereunder.
12.	LIMIT OF LIABILITY. Under no circumstances will the Company or any Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.
13.	DATA PRIVACY. The Company’s Human Resources Department in Houston, Texas (U.S.A.) administers and maintains the data regarding the Plan, the awardees and the restricted stock granted to awardees for all employees in the Company Group worldwide.

The data administered and maintained by the Company includes information that may be considered personal data, including the name of the awardee, the award granted and the number of shares of restricted stock included in any award (“Employee Personal Data”). From time to time during the course of your employment in the Company Group, the Company may transfer certain of your Employee Personal Data to Affiliates as necessary for the purpose of implementation, administration and management of your participation in the Plan (the “Purposes”), and the Company and its Affiliates may each further transfer your Employee Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan (collectively, “Data Recipients”). The countries to which your Employee Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country.

In accepting the award of the Restricted Stock set forth in the Agreement, you hereby expressly acknowledge that you understand that from time to time during the course of your employment in the Company Group the Company may transfer your Employee Personal Data to Data Recipients for the Purposes. You further acknowledge that you understand that the countries to which your Employee Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country.

Further, in accepting the award of the Restricted Stock set forth in the Agreement, you hereby expressly affirm that you do not object, and you hereby expressly consent, to the transfer of your Employee Personal Data by the Company to Data Recipients for the Purposes from time to time during the course of your employment in the Company Group.

14.	MISCELLANEOUS. The Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions will control. The terms “you” and “your” refer to the Participant named in the Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Agreement

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